UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

November 28, 2007 (November 23, 2007)

Date of Report (Date of earliest event reported)

TERRA NOSTRA RESOURCES CORP.

(Exact name of registrant as specified in its charter)

Nevada	000-49631	86-0875500
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

790 East Colorado Blvd., 9th Floor

Pasadena, CA 91101

(Address of principal executive offices, including zip code)

Registrant's telephone number, including area code: (626) 796-0088

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Michel Plante to the Board of Directors:

On November 23, 2007, Mr. Michel Plante was elected to the Board of Directors and appointed a member of the Company’s newly established Audit Committee.  Due to his extensive financial accounting background and his designation as a Chartered Accountant, Mr. Plante meets the qualifications of financial expert for the Audit Committee.

Mr. Plante is presently the Advisor to the CEO of Groupe Cabico.  He has been in this position since June, 2007.  Groupe Cabico Inc. is a leading Canadian manufacturer of high-end custom cabinetry for kitchen and bathrooms.  Mr. Plante’s mandate is to take charge of certain key strategic projects, involving financial and capital expenditures.

Mr. Plante is currently a director of College Laval, a privately-held secondary education institution, Green Yeast Corporation, a company trading on the Over-the-Counter Bulletin Board, and Maniwaki Capital Inc., a company trading on the Toronto Stock Exchange–Venture.

From December 2003 to June 2007, Mr. Plante was the Vice-President Finance and Chief Financial Officer of Roctest Limited, a Company trading on the Toronto Stock Exchange.  His primary responsibilities included Finance, IT and Human Resources.  He was also Corporate Secretary responsible for corporate governance within the company, including coordination of the audit committee to ensure proper governance adherence.  His financial functions included overseeing three European subsidiaries, one Canadian subsidiary and one United States subsidiary.

From July 2002 to December 2003, Mr. Plante was a Partner at Lafond Lapratte where he practiced as a public accountant and financial consultant.

From 1982 to 1992, Mr. Plante worked as a Chartered Accountant with Coopers & Lybrand.  Thereafter, he held several financial management positions with various high tech organizations.

In 1980, Mr. Plante graduated from McGill University and earned a Bachelor of Commerce degree.  In addition, in 1982 he became a Chartered Accountant through the Canadian Institute of Chartered Accountants.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned thereunto duly authorized.

TERRA NOSTRA RESOURCES CORP.
November 28, 2007	By:	/s/Sun Liu James Po Chief Executive Officer